Exhibit 10.12.2

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL	GlobeImmune, Inc.-NCI CRADA #02264

Amendment # 2

Cooperative Research and Development Agreement #02264

“Preclinical and Clinical Development of GlobeImmune, Inc.’s Proprietary Yeast-

Based Tarmogens Expressing Tumor-Associated Antigens for Cancer

Immunotherapy”

The purpose of this amendment is to change certain terms of the above-referenced Cooperative Research and Development Agreement (CRADA). These changes are reflected below, and except for these changes and those of Amendment #1, all other provisions of the original CRADA remain in full force and effect.

The Parties agree as follows:

1. The term of the CRADA is extended for five (5) years from May 8, 2013 to May 8, 2018.

2. Article 7.8 is deleted.

3. Article 10.5 is modified to read as follows where ~~strikeout~~ indicates deletions and underline indicates additions:

10.5 New Commitments. ~~Neither Party will incur new expenses related to this CRADA after expiration, mutual termination, or a notice of a unilateral termination and will, to the extent feasible, cancel all outstanding commitments and contracts by the termination date~~. Collaborator acknowledges that IC will have the authority to retain and expend any funds for up to ~~one (1) year~~ ten (10) years subsequent to the expiration or termination date to cover any unpaid costs obligated during the term of the CRADA in undertaking the research and development activities set forth in the Research Plan and for ongoing CRADA-related expenses that arise after the expiration or termination date, such as vaccine stability testing, managing or analyzing CRADA Data and CRADA Materials, continuing ongoing clinical trials, and conducting follow-up observations of Human Subjects treated under the CRADA, such that the authority to make these expenditures will survive the CRADA. Notwithstanding the foregoing, nothing in this Section 10.5 shall be interpreted to require Collaborator to provide additional funds to ICD for any expenses incurred after termination of this CRADA.

4. The Parties acknowledge that GlobeImmune’s year 6 CRADA fund payment for [*] will be paid later than the agreed upon date of June 7, 2013. GlobeImmune will make this payment by September 30, 2013. After the payment for year 6, the payment schedule of Appendix B will resume.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL	GlobeImmune, Inc.-NCI CRADA #02264

ACCEPTED AND AGREED TO:

For the National Cancer Institute

/s/ James H. Doroshow	6/5/13
James H. Doroshow, M.D.	Date
Deputy Director for Clinical and Translational Research, NCI

For Collaborator:

/s/ Timothy C. Rodell	30 July 13
Timothy C. Rodell, M.D.	Date
Chief Executive Officer and President

Reviewed Contract

BY     ADS

Date:    6/6/13